                                   EXHIBIT 2.2


                              AGREEMENT FOR MERGER

         This Agreement for Merger (this "Agreement") is dated February 24, 2003 and is among Dialog Group, Inc., a Delaware corporation ("DGI"), IP2M Acquisition Corp. ("Acquisition"), a Delaware corporation, IP2M, Inc., a Delaware corporation ("IP2M"), and Robin Smith, William Donovan, Five Don, Ltd. (a/k/a 5 Don Ltd.), Cameron Bevis, and Art Sadin, each an individual, (collectively the "Shareholders"). The foregoing are collectively referred to as the "Parties".

                                    RECITALS

         1. The parties have engaged in extensive due diligence, including the exchange of the materials listed on Schedule R-1 ("Disclosures"). Those Disclosures provided by IP2M are referred to herein as "IP2M Disclosures" and those Disclosures provided by DGI are referred to herein as "DGI Disclosures."

         2. As of the date hereof, IP2M's outstanding capital structure ("IP2M Equity") consists of 820,000 shares of preferred stock, $.001 par value, ("IP2M Preferred"), 17,456,576 shares of common stock, $.0005 par value, ("IP2M Common"), warrants to purchase 3,224,500 shares of IP2M Common ("IP2M Warrants"), and employee stock options to purchase 2,224,500 shares of IP2M Common ("IP2M Options"). The current holders of each class of equity security are listed on Schedules R-2 (P), (C), (W), and (O), respectively.

         3. The Shareholders, in reliance upon the DGI Disclosures, desire, as holders of the majority of the common stock of IP2M, that IP2M merge with IP2M Acquisition, a wholly owned subsidiary of DGI (the "Merger"), and receive as a result of the merger the equity securities of DGI described below.

         4. DGI, in reliance upon the IP2M Disclosures, desires to merge IP2M Acquisition with IP2M pursuant to, and in accordance with, the terms and conditions of this Agreement.

         Now, Therefore, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree that the Recitals set forth above are true and correct and incorporated herein as if fully set forth and further agree as follows:


                                    AGREEMENT
ARTICLE I.        The Parties


Section 1.01.     The Parties
                  -----------

         (a) DGI is a publicly traded Delaware corporation having a business office at 17 State Street, 3rd Floor, New York, NY 10004.

         (b) IP2M is a Delaware corporation having a business office at 3355 West Alabama, Suite 990, Houston, Texas 77098.

         (c) The Shareholders are listed on Schedule R-2(c) and are United States citizens or entities formed under the laws of states in the U.S., except for Incentis, Inc., a foreign corporation believed to be incorporated in Switzerland.

Section 1.02.     Assignment
                  ----------

         (a) No party may assign its rights under this Agreement to another party. Notwithstanding the foregoing, DGI may assign some of its rights under this Agreement to IP2M Acquisition to the extent necessary to consummate the transactions contemplated hereby. No assignment shall relieve DGI of its obligations under this Agreement.

         (b) For purposes of this Section 1.02, an assignment includes the purchase or sale of over 50% of the voting securities of DGI or IP2M.

ARTICLE II.       The MERGER

Section 2.01.     The Merger
                  ----------

         On the Effective Date, and subject to any approvals required by this Agreement or by law, IP2M shall merge with IP2M Acquisition.

Section 2.02.     The Effective Date
                  ------------------

         The Effective Date shall be the date on which the Certificate of Merger is filed with and accepted by the state of Delaware or March 1st, 2003 which ever is later.

Section 2.03.     The Certificate of Merger
                  -------------------------

         At the Closing Conference, IP2M and IP2M Acquisition shall execute a Certificate of Merger in the form satisfactory to counsel for the parties.

Section 2.04      The Required Vote
                  -----------------

         At a meeting of the IP2M stockholders, or by written consent, the Shareholders shall vote or consent to approve the Merger contemplated by this Agreement.

Section 2.05      Post Merger Leadership of IP2M
                  ------------------------------

         After the merger, the sole director of the surviving corporation shall be designated by DGI. The Officers shall initially be the individuals designated on Schedule 2.05.

ARTICLE III.      THE SHARE EXCHANGE

Section 3.01.     IP2M Stockholders
                  -----------------

         At least five (5) days prior to the Closing Date, IP2M shall deliver to DGI a list ("IP2M Stockholders List"), certified by its President and Secretary, of all of the individuals ("IP2M Stockholders") who will own IP2M Equity the Closing Date. IP2M Stockholders whose IP2M Equity consists of the right to acquire IP2M Common shall be listed separately and shall be referred to as the "Remaining Warrant Holders". The IP2M Stockholders List shall set forth all of the following information about the IP2M Stockholders:

         (a) Their name, residence address, notice address, business telephone,

         (b) The number and class of equity each person owns.

         (c) The amount of any debt owed by IP2M to each person listed.

         (d) The name and style in which they wish their DGI stock to be issued and the address they wish to be shown on DGI's records.

         (e) Their Portion, which shall equal (x) the number of shares of IP2M Common they own or have the right to acquire divided by (y) the total number of shares of IP2M Common to be outstanding on the Closing Date plus the number of shares of IP2M Common which may be acquired by the exercise of any IP2M Warrants which are uncancelled on the Closing Date.

         Schedule 3.01 is IP2M's best estimate of what the IP2M Stockholders List will show when delivered.

Section 3.02.     DGI Shares
                  ----------

         (a) As a group, the IP2M Stockholders will be issued (i) eleven and one-tenth (11.1%) percent of the number of shares of DGI common stock, $0.001 par value ("DGI Common") determined in accordance with subsection 3.02(b) and
(ii) 44,312 shares of DGI's new Class B-1 Preferred Stock ("Class B-1 Preferred"). The DGI Common and Class B-1 Preferred are collectively referred to as the "DGI Stock".

         (b) The number of outstanding shares of DGI Common equal 55,719,317.

         (c) Registration. If, at anytime prior to the second anniversary of the Closing Date, DGI shall prepare to file a Registration Statement under the Securities Act of 1933, as amended, ("Act") with the Securities and Exchange Commission ("SEC"), other than pursuant to Form S-4 or Form S-8, pertaining to the public sale of DGI Common, it shall give at least thirty (30) days' notice of its intention to so do to the IP2M Stockholders. The notice shall set forth the number of shares of DGI Common to be registered for sale and, to the extent then known by DGI, the proposed terms upon which the sale will take place. Within fifteen (15) days of the notice, any IP2M Stockholder may, by notice to DGI, require DGI to include its DGI Common in the registration statement. DGI shall bear all the costs of the registration and sale, including legal and accounting fees and costs, printing costs, and other expenses except that the former IP2M Stockholders shall bear their own brokers' commissions, fees, costs, and expenses.

         (d) No fractional shares shall be issued. Any fractions shall not be settled in cash but shall be eliminated by rounding to the closest whole number.

Section 3.03.     Distribution of DGI Stock
                  -------------------------

         (a) Notwithstanding any provision to the contrary, five (5%) percent of each IP2M Stockholder's Portion shall be set aside and delivered to the finder identified in Section 8.11.

         (b) At or after the Closing Conference certificates evidencing the DGI Stock shall be delivered to the escrow agent appointed pursuant to Section 8.10(e) ("Escrow Agent").

         (c) At the end of the escrow period, the finder identified in Section
8.11 shall receive its five (5%) percent and each IP2M Stockholder other than the Remaining Warrant Holders shall receive the part of the remaining DGI Stock equal to their Portion as shown on the IP2M Stockholders List. In order to receive delivery of the DGI Stock, an IP2M Stockholder shall deliver either (i) the certificate(s) evidencing ownership of the IP2M equity to be exchanged for their Portion, or (ii) an affidavit of loss satisfactory to DGI's transfer agent. DGI shall reserve sufficient DGI Stock and DGI Warrants equal to the Remaining Warrant Holders' Portions. Delivery of these instruments may be made to the Escrow Agent anytime on or after the Closing Date

         (c) The Remaining Warrant Holders shall receive delivery of their Portion of the DGI Stock.

ARTICLE IV.       REPRESENTATIONS

Section 4.01.     IP2M's and Shareholders' Representations
                  ----------------------------------------

         IP2M and the Shareholders, jointly and severally, represent to DGI as follows:

         (a) IP2M is a corporation validly existing and in good standing under the laws of the State of Delaware.

         (b) As of the date hereof, IP2M has only one subsidiary: M2PI, Inc. It is inactive, has no assets or liabilities, and is not in good standing in the state of its incorporation.

         (c) The IP2M Disclosures include true and complete copies of all IP2M's charter documents, by-laws, and any amendments thereto. The IP2M Common, IP2M Preferred, IP2M Warrants, and IP2M Options are IP2M's only equity securities. No other rights to acquire any class of IP2M Equity exist, other than $100,000 of principal amount of convertible debt and warrants to acquire 20,000 IP2M shares that were not cancelled.

         (d) The execution, delivery, and consummation of the transactions contemplated by this Agreement have been duly authorized by IP2M's Board of Directors and the IP2M Stockholders, and will not contravene any provisions of law, an order of any court or other agency of government, or of its Certificate of Incorporation or bylaws. Any consents, approvals, authorizations, registrations, or qualifications with any person, bank, or any governmental body, or court having the authority or power to regulate, supervise, or direct the business and affairs of IP2M that are necessary for the consummation of the transactions specified in this Agreement shall have been obtained prior to the Closing Date. Nothing in any agreement to which IP2M is a party prohibits the execution or implementation of this Agreement.

         (e) This Agreement constitutes the legal, valid and binding obligation of IP2M and the Shareholders and is enforceable against them in accordance with its terms, subject only to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and the award by courts of money damages rather than specific performance of contractual provisions involving matters other than the payment of money.

         (f) The lists, copies, and other information provided on the Schedules, or delivered pursuant to this Agreement, are accurate and complete in every material respect. Any agreement from which IP2M derives more than five (5%) percent of its revenues or profits (the "Material Agreements") is listed on
Schedule 4.01(f). Copies of the Material Agreements are included in the IP2M Disclosures.

         (g) With respect to any agreements, including the Material Agreements, delivered as part of the IP2M Disclosures or referred to in any Schedule, (i) IP2M is not in default of any agreement in any material respect, (ii) IP2m knows of no state of facts that, with the giving of notice or the passage of time, or both, would give rise to a default under any Material Agreement that would have a material adverse effect on IP2M's business, and (iii) to the best of IP2M's knowledge, no other party to any agreement is in default thereof (except as may be provided on the applicable Schedule).

         (h) To its knowledge, IP2M has all rights to use the domain names, patents, trade names, trademarks, service marks or other intellectual property currently used in the operation of the IP2M's business ("IP2M Rights"). IP2M Rights are listed on Schedule 4.01(h). IP2M owns all the IP2M Rights free and clear of any liens, claims, or other title defects, except as listed on Schedule 4.01(h). IP2M has the full power and right to transfer title to the IP2M Rights without the consent of any other person.

         (i) IP2M has not received notification of infringement from any person with respect to any IP2M Right, and IP2M is not aware of a basis for any claim. To the best of IP2M's knowledge, no right or other trademark, service mark or trade name used by IP2M in connection with its business infringes any trademark, service mark or trade name of another person in any country in which the trademark, service mark or trade name is used.

         (j) Set forth in Schedule 4.01(j) is a list of each piece of IP2M's equipment ("Equipment") that is used in its business, owned or leased by it, or is worth in excess of $2,500. The Equipment (except for any Equipment that is held pursuant to leases or licenses as described in Schedule 4.01(j)) is owned free and clear of all liens, mortgages, security interests, pledges, charges and encumbrances (except for (i) liens for current debts not yet due, (ii) disclosed in Schedule 4.01(j), or (iii) disclosed on the Financial Statements provided in
Schedule 4.01(m)). IP2M is not in default under any lease for the Equipment and knows of no state of facts that, with the giving of notice or the passage of time, or both, would give rise to a default under any lease for the Equipment.

         (k) The Equipment is in substantially good operating condition and repair, excluding ordinary wear and tear, taking into consideration the age and prior use of same, and is, to the best of IP2M's knowledge, in compliance with all applicable laws, regulations, orders and ordinances. The value of fixed assets used in IP2M's business has not been written up.

         (l) IP2M's insurance policies ("Insurance Policies") are listed on
Schedule 4.01(l), which sets forth each policy's carrier, the amount of coverage, its expiration date, and the date through which premiums have been paid. All Insurance Policies are now in full force and effect.

         (m) IP2M's financial statements ("Financial Statements") are listed on
Schedule 4.01(m). True and complete copies of the Financial Statements have been included in the Disclosures. Each of the Financial Statements is true and complete in all material respects. Each item therein was prepared in accordance with generally accepted accounting principals, consistently applied, and accurately reflects the financial condition of IP2M and the results of its operations for the periods to which they relate. There has been no material change in the financial condition or the operations of IP2M that is not reflected in the Financial Statements or otherwise disclosed in this Agreement.

         (n) The annual Financial Statements for 2001 and 2000 have been audited as described in the audit reports contained in Schedule 4.01(m). The Shareholders have reviewed the Financial Statements and believe them to be true and complete. The Shareholders know of no obstacle to the completion of an annual audit of IP2M for 2002 within the time required by the SEC.

         (o) The Internal Revenue Service ("IRS") has not audited IP2M's tax returns.

         (p) (i) Up to and as of the Closing Date, IP2M has duly and timely filed, where required, all federal, state and local tax returns required to be filed prior to the date of this Agreement, including income, employment, rent, and sales and use tax returns, and has paid all taxes shown as due and payable on the returns, all deficiencies and assessments notice of which has been received, all other taxes, and all governmental charges, duties, penalties, interest and fines (collectively, "Other Charges") due and payable on or before the date of this Agreement.

                  (ii) There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax returns by IP2M or for the payment by, or assessment against, any tax, deficiency, assessment or Other Charge.

                  (iii) There are no suits, actions, claims, audits, investigations, inquiries or proceedings pending against IP2M in respect of any unpaid taxes, deficiencies, assessments or Other Charges, and there are no such threatened suits, actions, claims, audits, investigations or inquiries.

         (q) IP2M is not in arrears in the payment of federal, state and local withholding taxes, FICA, Medicare, real estate taxes and assessments, and sales taxes. IP2M has withheld or collected from each payment made to each of its employees the amount of all taxes required to be withheld or collected there from and has paid the same to the proper tax receiving officers.

         (r) IP2M is not a party to any civil litigation or arbitration proceeding except as listed on Schedule 4.01(r), or otherwise disclosed to DGI. IP2M has no knowledge of, nor has it received notice of, any criminal, regulatory, or compliance proceedings or threatened proceedings from or by any government or governmental entity or agency except as listed on Schedule 4.01(r). IP2M has provided, or will provide prior to the Closing Date, DGI with a summary of the proceedings listed on the Schedule or otherwise disclosed to DGI.

         (s) (i) The Shareholders are acquiring the DGI Stock for investment and not with a view towards distribution. They acknowledge and understand that they each must bear the economic risk of an investment in the DGI Stock being acquired pursuant hereto for an indefinite period of time since these securities have not been registered under the Act and, therefore, cannot be sold unless they are either subsequently registered under the Act or an exemption from such registration is available and favorable opinions of counsel in form and substance satisfactory to DGI to that effect are obtained. The certificates representing the DGI Stock (unless such securities have been registered) shall bear on their face the following legend:

                  The shares represented by this Certificate have not been registered under the Securities Act of 1933 (the "Securities Act"), as amended. These shares have been acquired for investment and not for distribution or resale. They may not be mortgaged, pledged, hypothecated or otherwise transferred without an effective registration statement for such shares under the Securities Act or an opinion of counsel acceptable to the Corporation that such registration is not required.

                  (ii) IP2M and the Shareholders, taking into account the personnel and resources they can practically bring to bear on the purchase of the DGI Stock contemplated hereby, are knowledgeable, sophisticated, and experienced in making, and are qualified to make, decisions with respect to investments presenting an investment decision like that involved in the purchase of the DGI Stock.

                  (iii) IP2M and the Shareholders have had the opportunity to ask questions of, and receive answers from, representatives of DGI or persons acting on its behalf concerning the terms and conditions of the proposed investment in DGI, have had the opportunity to obtain additional information necessary to verify the accuracy of information previously furnished about DGI, and have requested, received, reviewed and considered all information they deem relevant in making an informed decision with respect to the purchase of DGI Stock.

                  (iv) Each Shareholder is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Act.

         (t) Each of the Schedules described in this Section 4.01 is certified by IP2M and the Shareholders as being true and complete in every material respect as of the date hereof. None of the representations, warranties, covenants or agreements by IP2M or the Shareholders in this Agreement, the IP2M Disclosures, or in any document, certificate, or schedule furnished or to be furnished pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of facts contained therein not misleading.

         (u) All statements contained in any certificate or other instruments delivered by or on behalf of the IP2M pursuant hereto or in connection with the transactions contemplated hereby shall be deemed a representation and warranty of the IP2M and the Shareholders.

         (v) No broker or finder other than as named in Section 8.11 procured or was otherwise involved in the Merger transaction or has any right to compensation as a result of the consummation of the Merger transaction.

Section 4.02.     DGI's Representations
                  ---------------------

         DGI represents as follows:

         (a) DGI and IP2M Acquisition are corporations that were duly incorporated and are validly existing and in good standing under the laws of the State of Delaware.

         (b) As of the date hereof, DGI owns all of the capital stock of ThinkDirectMarketing, Inc. ("TDMI"), and Findstar, plc as described in DGI's filings with the SEC. Prior to the Closing Date, DGI's wholly owned subsidiary HCD Acquisition, Inc. will merge with Healthcare Dialog, Inc. There are no other subsidiaries nor is the acquisition of any additional companies contemplated, other than fifty (50%) percent of the capital stock of Healthcare Horizons, Inc. and the assets of Azimuth Target Marketing, Inc. (the "Monsky Companies") and IP2M. As used in this Article alone, the term DGI includes all of its subsidiaries, both direct and indirect.

         (c) The execution, delivery and performance of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors (and by all other requisite corporate action) of DGI and Acquisition, and will not contravene any provisions of law, or an order of any court or other agency of government, or their Articles of Incorporation or bylaws. Any and all consents, approvals, authorizations, or orders of, or registrations or qualifications with, any person, bank, governmental body, or court having authority or power to regulate supervise or direct the business and affairs of DGI necessary for the consummation of the transactions specified in this Agreement shall have been obtained prior to the Closing Date.

         (d) This Agreement constitutes the legal, valid and binding obligation of DGI enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and the award by courts of money damages rather than specific performance of contractual provisions involving matters other than the payment of money.

         (e) Nothing in any agreement to which DGI is a party prohibits the execution or implementation of this Agreement.

         (f) This Agreement is not in violation of any law or regulation of any governmental jurisdiction in which DGI does business, or to which DGI is otherwise subject.

         (g) The DGI Stock, when issued in accordance with this Agreement, will be duly authorized, validly issued, outstanding, fully paid and non-assessable.

         (h) The reports and other documents filed by DGI with the SEC were complete, accurate, and timely when filed, and have been updated or supplemented as appropriate. The financial statements included or referenced therein were prepared in accordance with generally accepted accounting principals, consistently applied, and accurately reflect the financial condition of DGI and the results of its operations for the periods to which they relate. Since June 2001, all reports filed by DGI with the SEC (i) were prepared in all material respects in accordance with requirements with federal securities laws and the rules and regulations of the SEC, and (ii) did not at the time they were filed (or if amended or superceded prior to the date of this Agreement, then on the day of that filing), contain any untrue statement of material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the DGI subsidiaries are required to file separately any forms, reports or other documents with the SEC. There has been no material change in the financial condition or the operations of DGI that has not been included in a report filed with the SEC.

         (i) All statements contained in any certificate or other instruments delivered by or on behalf of the DGI pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the DGI.

         (j) The IRS has not audited DGI's tax returns since 1997.

         (k) (i) Up to and as of the Closing Date, DGI has duly and timely filed where required all federal, state and local tax returns required to be filed prior to the date of this Agreement, including income, employment, rent and sales and use tax returns, and has paid all taxes due and payable on such returns, all deficiencies and assessments notice of which has been received, all other taxes, and all Other Charges due and payable on or before the date of this Agreement.

                  (ii) There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax returns by DGI or for the payment by, or assessment against, any tax, deficiency, assessment or Other Charge.

                  (iii) There are no suits, actions, claims, audits, investigations, inquiries or proceedings pending against DGI in respect of any unpaid taxes, deficiencies, assessments or Other Charges and there are no such threatened suits, actions, claims, audits, investigations or inquiries.

                  (iv) DGI has withheld or collected from each payment made to each of its employees the amount of all taxes required to be withheld or collected there from and has paid the same to the proper tax receiving officers.

         (l) DGI is not in arrears in the payment of federal, state and local withholding taxes, FICA, Medicare, real estate taxes and assessments, and sales taxes. DGI has withheld or collected from each payment made to each of its employees the amount of all taxes required to be withheld or collected there from and has paid the same to the proper tax receiving officers except as listed on Schedule 4.02(l).

         (m) None of the representations, warranties, covenants or agreements by DGI in this Agreement, nor any document, certificate or schedule furnished or to be furnished pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of facts contained therein not misleading.

         (n) DGI is not a party to any civil litigation or arbitration proceeding. DGI has no knowledge of and has received no notice of any criminal, regulatory, or compliance proceedings or threatened proceedings from or by any government or governmental entity or agency. DGI has provided, or will provide prior to the Closing Date, IP2M with a summary of the proceedings listed on the Schedule.

         (o) Each of the Schedules described in this Section 4.02 is certified by DGI as being true and complete in every material respect as of the date hereof. None of the representations, warranties, covenants or agreements by DGI in this Agreement, the DGI Disclosures, or in any document, certificate, or schedule furnished or to be furnished pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of facts contained therein not misleading.

         (p) As of the date hereof and as of Closing, there will be options to purchase no more than 150,000 shares of DGI common stock outstanding (excluding the options to be issued as set forth in Schedule 5.02(g)).

ARTICLE V.        CONDITIONS PRECEDENT TO THE CLOSING

Section 5.01.     Conditions Precedent to DGI's Obligation to Close
                  -------------------------------------------------

         Notwithstanding any other provision herein, the obligations of the DGI under this Agreement are, at the option of the DGI, subject to the fulfillment of each of the conditions set forth below.

         (a) HCD Acquisition, Inc. shall have merged with Healthcare Dialog, Inc. Schedule 5.01(a) contains copies of the Agreement for Merger and the amendment thereto.

         (b) The required percentage of the IP2M Stockholders shall have approved the Merger.

         (c) DGI shall have raised at least $250,000 (net of all costs and expenses) through the sale of DGI common stock from investors introduced to it by IP2M. DGI shall bear, subject to a maximum of ten (10%) percent of the total amount raised, all costs and expenses in connection with the sale, including any consulting fees and any brokerage fees and or related commissions.

         (d) IP2M shall have achieved the following financial goals:

                  (i) IP2M shall have discharged sufficient Current Liabilities (except Deferred Revenue) so that its Current Liabilities (except Deferred Revenue) shall not exceed its Current Assets (except Prepaid Media Expenses and Inventory other than contracted but unbilled banner inventory). Notwithstanding the foregoing, if the net amount of funds raised pursuant to section 5.01(c) exceeds $250,000, then (x) Current Liabilities (except Deferred Revenue) may exceed Current Assets (except Prepaid Media Expenses and Inventory other than contracted but unbilled banner inventory) by the amount of the net excess and (y) a number of shares of Common Stock equal to the amount of the net excess divided by the average price at which shares were sold pursuant to Section 5.01(c) shall be deducted from the number of shares of Common Stock to be issued to the IP2M shareholders as a group.

                  (ii) All IP2M's obligations to holders of more than five (5%) of its equity shall have been cancelled or capitalized.

                  (iii) IP2M shall have no Long Term Liabilities other than a Dell line of credit that does not exceed $15,000.

         (e) All of the IP2M Preferred shall have been converted to IP2M Common.

         (f) All of the IP2M Options shall have been cancelled.

         (g) Robin Smith shall have executed an employment agreement with DGI as set forth on Schedule 5.01(g).

         (h) The representations of the IP2M and the Shareholders contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date. On or before the Closing Date, IP2M shall have complied with and duly performed any and all covenants, agreements and conditions in all material respects on its part to be complied with, performed pursuant to or in connection with, this Agreement on or before the Closing Date.

         (i) DGI shall have received a certificate executed by the Secretary of IP2M setting forth a copy of the resolutions adopted by written consent by its Board of Directors and stockholders approving the execution and delivery of this Agreement and the consummation of the Merger and of all the transactions contemplated hereby. IP2M shall provide a true copy of the notice to the IP2M Stockholders that did not execute the written consent and affirm that a copy of that notice has been mailed to them as provided by statue.

         (j) DGI shall have received an opinion of Brewer & Pritchard, counsel for IP2M, dated as of the Closing Date, to the effect that (i) IP2M is a corporation that is validly existing and in good standing under the laws of the state of its incorporation and has the corporate power to carry on their business as it is now being conducted; (ii) any and all consents or orders of any and all courts or governmental agencies, administrative bodies or lenders or others known to counsel have been obtained as of the Closing Date, which are required for the consummation of the transactions contemplated by this Agreement; (iii) this Agreement has been duly executed and delivered by IP2M and the Shareholders, and is their valid and binding obligation in accordance with its terms, subject only to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and the award by courts of money damages rather than specific performance of contractual provisions involving matters other than the payment of money; (iv) the Certificate Merger has been duly prepared and executed for filing; (v) counsel has no knowledge of a breach of any representation made by IP2M or the Shareholders pursuant to this Agreement; (vi) counsel has no knowledge of any pending or threatened litigation, action, or proceeding involving IP2M or the Shareholders or the entry of any orders or injunctions which might materially and adversely affect or impair IP2M's business; and (vii) the transactions contemplated hereby will not cause a breach of the certificate of incorporation or by-laws of IP2M.

         (k) No action or proceeding shall have been instituted to restrain or prohibit the Merger.

         (l) IP2M shall not have suffered any destruction or damage by fire, explosion or other calamity exceeding Ten Thousand Dollars ($10,000.00) in value not covered by insurance, nor has any other event, condition or state of facts of any character occurred which materially and adversely affects, or, to the best of the knowledge of IP2M, threatens to materially and adversely affect, the property, business or financial condition of IP2M.

         (m) IP2M has executed any Documents (as defined in Section 6.02) that require its execution.

         (n) DGI's accounting firm, Berenfeld, Spritzer, Shechter & Sheer ("BSSS"), has determined in writing that a satisfactory certified audit of IP2M for the two years ended December 31, 2001 and 2002 can be achieved and that the financials required for DGI's report on Form 8-K relating to this transaction can be prepared in the time required by the SEC.

Section 5.02.     Conditions Precedent to IP2M's and Shareholders' Obligation
                  to Close
                  -----------------------------------------------------------

         Notwithstanding any other provision herein, the obligations of the IP2M and the Shareholders under this Agreement are, at the option of the IP2M, subject to the fulfillment of each of the conditions set forth below.

         (a) HCD Acquisition, Inc. shall have merged with Healthcare Dialog,
Inc.

         (b) The representations of DGI contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date. On or before the Closing Date, DGI shall have complied with and duly performed any and all covenants, agreements and conditions in all material respects, on its part to be complied with or performed pursuant to or in connection with this Agreement on or before the Closing Date.

         (c) IP2M shall have received a certificate dated as of the Closing Date executed by the Secretary of DGI setting forth (i) a copy of the resolutions adopted by DGI's Board of Directors approving the execution and delivery of this Agreement and the consummation of the Merger and of all the transactions contemplated hereby, (ii) the number of shares authorized and outstanding of DGI common stock and preferred stock of whatever series, and the number of shares for which warrants and any other convertible securities (other than employee stock options) are outstanding.

         (d) IP2M shall have received an opinion of Mark Alan Siegel, Esq., counsel for DGI, dated as of the Closing Date, to the effect that (i) DGI and Acquisition are corporations that were duly incorporated and are validly existing and in good standing under the law of the state of Delaware, and each have the corporate power to carry on its business as it is now being conducted and are qualified to do business in each jurisdiction where the nature of the business requires qualification; (ii) any and all consents or orders of any and all courts or governmental agencies, administrative bodies or lenders or others known to counsel have been obtained as of the Closing Date, which are required for the consummation of the transactions contemplated by this Agreement have been obtained as of the Closing Date; (iii) this Agreement has been duly executed and delivered by DGI, and is the valid and binding obligation of DGI, in accordance with its terms, subject only to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and the award by courts of money damages rather than specific performance of contractual provisions involving matters other than the payment of money; (iv) the Certificate of Merger has been duly prepared and executed for filing; (v) counsel has no actual knowledge of a material breach by DGI of any representation made by it pursuant to this Agreement; (vi) the issuance of the DGI Stock to the IP2M Stockholders will be exempt from the registration provisions of the Securities Act and will not violate the registration provisions of Section 5 of the Securities Act; (vii) the DGI Stock, when issued, will be duly issued, fully paid, and non-assessable; and (viii) the transactions contemplated hereby will not cause a breach of the amended and restated certificate of incorporation or by-laws of DGI.

         (e) No action or proceeding shall have been instituted to restrain or prohibit the consummation of the Merger.

         (f) DGI has executed any Documents that require its execution.

         (g) DGI shall have made grants of stock options under the 2002 DGI Stock Option Plan as set forth on Schedule 5.02(g).

         (h) DGI shall have either (i) bound a Director's and Officer's insurance, on terms acceptable to IP2M, that covers claims made during its policy period which arose in connection with IP2M in periods prior to its acquisition or (ii) shall deliver a binder reflecting that it has obtained a tail to the directors and officers insurance policy currently maintained by IP2M on terms acceptable to IP2M.

         (i) Schedule 5.02(i) sets forth DGI's current liabilities of DGI as of a date within ten days of the Closing.

ARTICLE VI.       THE CLOSING

Section 6.01.     The Closing Conference and Closing Date
                  ---------------------------------------

         The Closing Conference and Closing shall take place at DGI's business office or at another place as agreed between the Parties on February 27, 2003.

Section 6.02. IP2M'S AND THE IP2M STOCKHOLDERS' RESPONSIBILITIES AT THE CLOSING CONFERENCE
                  ----------------------------------------------------------

         At the Closing Conference, IP2M and the IP2M Stockholders shall take the actions listed below:

         (a) IP2M shall deliver all the instruments listed in this subsection ("Documents"):

                  (i) A fully executed Certificate of Merger.

                  (ii) The opinion of Brewer & Pritchard.

                  (iii) The officers' certificate as required by Section
         5.01(i).

                  (iv) An officer's certificate as to compliance with Sections
         5.01 (d), (e), (f), (h), (k), (l), and (m).

                  (v) An executed escrow agreement contemplated by Section 8.10.

         (b) At or after the Closing Conference, the IP2M Stockholders shall deliver either of the following to DGI:

                  (i) All certificates evidencing their ownership of IP2M stock, or

                  (ii) an affidavit of lost certificate.

Section 6.03.     DGI's Responsibilities at the Closing Conference
                  ------------------------------------------------

         At the Closing Conference, DGI shall take the actions listed below:

         (a) DGI shall deliver to the Escrow Agent certificates of the DGI Stock registered in the name of the Escrow Agent representing the number of shares of DGI Common and Class B-1 Preferred determined in accordance with Section 3.02.

         (b) DGI shall accept delivery of the certificates or affidavits required by 6.02(b).

         (c) DGI shall deliver the opinion of Mark Alan Siegel, Esq.

         (d) DGI shall deliver the officers' certificate as required by Section
5.02 (a) and (b).

         (e) DGI shall deliver the certificates for shares of common stock acquired as set forth in Section 5.01(c).

         (f) DGI shall deliver evidence of compliance with Section 5.02 (h).

         (g) DGI shall execute an escrow agreement as contemplated by Section ..8.10.

         (h) DGI shall deliver a certificate setting forth the number of shares of DGI common stock outstanding as of the Closing.

ARTICLE VII.      ADDITIONAL COVENANTS

Section 7.01.     Additional DGI Stock
                  --------------------

         (a) Upon the closing of the acquisition of a Monsky Company, the IP2M Stockholders, as a group, shall receive a number of shares of DGI Stock equal to eleven and one-tenth (11.1%) percent of the shares, by class, issued pursuant to those Agreements. Certificates evidencing these shares shall be delivered to the Escrow Agent.

         (b) If, prior to June 30th, 2003, DGI shall have raised at least $182,500 (net of all costs and expenses) through the sale of DGI common stock from investors introduced to it by Robin Smith, then the IP2M Stockholders as a group, shall receive 691,954 shares of DGI Common Stock. DGI shall bear, subject to a maximum of ten (10%) percent of the total amount raised, all costs and expenses in connection with the sale, including any consulting fees and any brokerage fees and or related commissions. The price and terms of any proposed subscription shall be subject to the reasonable approval of DGI. Sales for cash at or above the market price shall be deemed reasonable.

         (c) Upon the close of the escrow, each IP2M Stockholder other than the Remaining Warrant Holders shall receive the part of any additional shares to which their Portion entitles them.

Section 7.02.     Audit Procedures
                  ----------------

         (a) The parties recognize that the time period permitted by the SEC for filing audited financial statements concerning IP2M and the combined entity is limited.

         (b) Immediately upon execution of this Agreement, BSSS may commence a review of the audit of IP2M for the year ended December 31, 2001 and may review the audit process for the year ended December 31, 2002.

Section 7.03.     Further Actions
                  ---------------

         The Parties agree, in order to perfect DGI's control of IP2M and the Subsidiaries and to accomplish the purpose of this Agreement, to execute all documents and take all such other action as the Parties may reasonably request, whether at or after the Closing Date, as may be reasonably necessary or proper to allow the Parties to receive the full benefits of this Agreement.

Section 7.04.     Adjustments of DGI Stock and DGI Warrants
                  -----------------------------------------

         (a) In the event that it is discovered that the Officer's Certificate required by Section 5.02(c) understated the number of shares of stock outstanding (or in the case of convertible securities, the number of shares into which such securities are convertible), DGI shall issue to IP2M Stockholders, at no cost to them twenty two and two-tenths (22.2%) percent of the number of shares (of the respective class) equal to the discrepancy.

         (b) In addition, if any shares are issued to creditors of DGI under the Plan of Reorganization after the Closing Date, the DGI shall issue to the IP2M Stockholders twenty two and two-tenths (22.2%) percent of the number of DGI Common shares issued to the creditors.

Section 7.05.     Information
                  -----------

         The parties agree that they will not, and will use their best efforts to cause their representatives not to, use any information obtained pursuant to this Agreement, as well as any other information obtained prior to the date hereof in connection with its consideration of the transactions contemplated hereby and the entering into of this Agreement, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The parties shall keep confidential, and shall cause their representatives to keep confidential, all information and documents obtained pursuant to this Agreement, as well as any other information obtained prior to the date hereof in connection with its consideration of the transactions contemplated hereby and the entering into of this Agreement, unless such information (i) was already known to that party, (ii) is disclosed with the prior written approval of the party to which such information pertains, (iii) is already present in the public domain, or
(iv) is required to be disclosed by law. In the event that this Agreement is terminated or the transactions contemplated hereby shall otherwise fail to be consummated, the parties shall promptly cause all copies of documents or extracts thereof containing information and data as to the other to be returned to the other.

Section 7.06.     Termination
                  -----------

         This Agreement may only be terminated at any time prior to the Closing
Date:

                  (a) upon mutual written consent authorized by the Board of Directors of DGI and IP2M; or

                  (b) by either DGI or IP2M if the Closing shall not have been consummated by the close of business on February 28, 2003.

ARTICLE VIII.     MISCELLANEOUS

Section 8.01.     Entire Agreement; Amendments
                  ----------------------------

         This Agreement, including those additional agreements referred to in the Schedules, embodies the entire understanding of the Parties. No amendment or modification of this Agreement may be made except in writing, signed by the Parties hereto.

Section 8.02.     Expenses
                  --------

         In the event that this Agreement does not close, each party shall bear its own costs and expenses. In the event that this Agreement does close, all the reasonable legal costs and expenses of the transaction incurred by IP2M shall be paid by DGI including any and all audit fees incurred by BSSS in reviewing and/or auditing IP2M's financial statements.

Section 8.03.     Headings
                  --------

         The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 8.04.     Notices
                  -------

         All notices, requests, demands, approvals, consents, waivers or other communications hereunder shall be in writing and shall be deemed duly given if delivered to or mailed by registered or certified mail, postage prepaid or by nationally recognized overnight express delivery service as follows:
E>

         If to DGI to:          Dialog Group, Inc.
                                Attn: Adrian Stecyk
                                Third Floor, 17 State Street
                                New York, NY 10004

         With a copy to:        Mark Alan Siegel, Esq.
                                Suite 400 E, 1900 Corporate Boulevard
                                Boca Raton, Florida 33431

         If to IP2M to:         IP2M, Inc.
                                Attn: Dr. Robin Smith
                                3355 West Alabama, Suite 990
                                Houston, Texas 77098

         With a copy to:        Thomas C. Pritchard, Esq.
                                Brewer & Pritchard
                                Eighteenth Floor
                                Three Riverway
                                Houston, Texas 77056


A party may change its address for purposes of this Section 8.04 by giving notice hereunder.

Section 8.05.     Governing Law; Jurisdiction
                  ---------------------------

         This Agreement and the legal relations among the Parties hereto shall be governed by and construed in accordance with the substantive law of the State of New York without regard to conflict of law principles. The Parties consent to the jurisdiction of the courts of the State of New York or the U.S. District Court for the Southern District of New York as if all parts of the agreement were negotiated and effectuated there.

Section 8.06.     Beneficiaries
                  -------------

         This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any other person other than the Parties hereto, IP2M Shareholders or their respective successors and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.07.     Counterparts
                  ------------

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Its execution shall be effective when copies of signed signature pages are exchanged by facsimile between the Parties.

Section 8.08.     Severance
                  ---------

         If any section, subsection or provision of this Agreement, or the application of such section, subsection, or provision, is held invalid, the remainder of this Agreement and the application of such section, subsection or provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

Section 8.09.     Survival of Representations
                  ---------------------------

         All representations and covenants contained in this Agreement shall survive the Closing.

Section 8.10.     Indemnification
                  ---------------

         (a) The IP2M Stockholders, severally, shall indemnify and hold DGI, and its officers, directors, employees, and agents (each a "IP2M Indemnified Entity") harmless from and against, and reimburse a IP2M Indemnified Entity with respect to, any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees and costs incurred by the IP2M Indemnified Entity by reason of, or arising out of (i) the material breach of any representation made by IP2M or the Shareholders in this Agreement; (ii) IP2M's or the Shareholder's failure to perform any action required by this Agreement; and (iii) claims arising from any undisclosed liability claim which accrued on or before the Closing Date.

         (b) DGI shall indemnify and hold the IP2M Stockholders (each a "DGI Indemnified Party") harmless from and against, and reimburse a DGI Indemnified Party with respect to, any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees and costs, incurred by the DGI Indemnified Party by reason of or arising out of (i) the material breach of any representation, any certificate delivered at Closing, or covenant made by DGI in this Agreement; (ii) the failure by DGI to perform any action required by this Agreement; (iii) claims arising from any liability claim which accrued after the Closing Date; and (iv) claims made by Eric Jacobson, Jon Arnone and/or Robert Posner with respect to all or a portion of the $100,000 of 10% convertible debentures owed to these individuals.

         (c) If a claim for which indemnification may be sought against the other party is asserted the party entitled to indemnification hereunder shall advise the other to that effect and shall thereafter permit the other to participate at such party's sole expense in the negotiation and settlement of that claim and to join in or assume the defense of any legal action arising there from with counsel selected by them and reasonably satisfactory to the other party. Either party may implead the other in any action that is subject to indemnity.

         (d) Notwithstanding the foregoing, (i) the provisions of this indemnity shall not apply unless the aggregate loss, damage, liability, cost and expense shall exceed $10,000; (ii) the aggregate loss, damage, liability, cost and expense to be indemnified shall not exceed $1,000,000; and (iii) all claims for damages shall be settled by cancellation or issuance of DGI Common, as the circumstances require. The valuation of DGI Common to be delivered shall be the average closing price for the DGI Common on the five trading days immediately proceeding the date on which the obligation to deliver shares is determined.

         (e) In order to secure the obligation of the IP2M Stockholders hereunder, all DGI Stock issued to them shall be held in escrow by the Escrow Agent, Mark Alan Siegel, Esq., pursuant to an escrow agreement agreeable to counsel for the parties and executed at Closing.

         (f) Notwithstanding the foregoing, the escrow period and all liability under this section shall end on December 1, 2003.

Section 8.11.     Brokers and Finders
                  -------------------

         Pursuant to an agreement entered into by and between IP2M and Knightsbridge, Inc. dated December 23, 2001, Bob Press and Knightsbridge, Inc. have acted as a finder and are entitled to a maximum of 5% from the compensation the IP2M shareholders receive hereunder. No other broker or finder shall be entitled to any fees or commissions relating to this Merger.

Section 8.12.     Interpretation
                  --------------

         The use of words "it" or "its," in reference to any party hereto shall be construed to be a proper reference even though a party may be a partnership, an individual or two or more individuals. The term "person" includes individuals; corporations, partnerships, associations, or other legal entities; and governments, governmental subdivisions, agencies, or instrumentalities. Words of one gender shall be deemed to include the other, or both, or neither. A provision of this Agreement that requires a party to perform an action shall be construed as requiring the party to perform the action or to cause such action to be performed. A provision of this Agreement that prohibits a party from performing an action shall be construed as prohibiting such party from performing such action or permitting others to perform such action. Wherever the term "including" is used herein, the same shall be deemed to read "including, but not limited to." The singular shall be deemed to include the plural, and the plural shall be deemed to include the singular. The agreements contained in this Agreement shall not be construed as independent covenants. "Any" shall be deemed to read "any and all" whenever applicable. "Anytime" shall be deemed to read "anytime and from time to time" whenever applicable. The conjunction "and" shall include the conjunction "or" whenever applicable. The conjunction "or" shall include the conjunction "and" whenever applicable.







                   {Balance of Page Intentionally Left Blank}

         In Order To Indicate Their Intention to be Bound, the Parties hereto have caused this Agreement to be duly executed as of the date first above written by their respective duly authorized officers.

Dialog Group, Inc.

By:
          ----------------------------------
          Adrian Stecyk, President

IP2M, Inc.

By:
          ----------------------------------
          Robin Smith, President

          The Shareholders

          ----------------------------------
          Robin Smith


          ----------------------------------
          William Donovan

          Five Don, Ltd. a/k/a 5 Don, Ltd.


By:
          ----------------------------------
          William Donovan


          ----------------------------------
          Cameron Bevis


          ----------------------------------
          Art Sadin